Exhibit 99.1

Oppenheimer Holdings Inc. Reports Third Quarter 2020 Earnings

New York, October 29, 2020 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $15.6 million or $1.25 basic earnings per share for the third quarter of 2020 compared with net income of $3.9 million or $0.31 basic earnings per share for the third quarter of 2019. Revenue for the third quarter of 2020 was $276.3 million compared to revenue of $234.8 million for the third quarter of 2019.
Albert G. Lowenthal, Chairman and CEO commented, "I am very pleased with the continued strong operating results of the business despite the challenges in the current environment. The capital markets business outperformed with a record quarter for revenue while the wealth management business continued to produce solid operating returns based on increased commission activity and higher fee income from assets under management despite the headwinds from ultra-low short-term interest rates. Investment banking had its best quarter ever as the Firm increased its market share during a robust period for both equities and debt issuances in the U.S. capital markets. Our continued investment in and commitment to the capital markets business positioned us extremely well to participate in an environment with a significant demand for capital raising. M&A activity also picked up during the period with several notable transaction advisory and placement fees.
Equities sales and trading activity continued to be a bright spot as volatility remained elevated during the period. Our investment in public finance continues to reap returns as we secured appointments in larger and more prominent transactions. Despite a sell-off late in the quarter, the broader equities markets were up 8.5% during the period contributing to record assets under management at September 30, 2020, which will drive our advisory fee revenue for the fourth quarter of 2020. In addition, the Firm was able to take advantage of the current low interest rate environment by refinancing our outstanding long-term debt with a lower coupon rate and a net pay down of $25 million which will save $3.3 million in interest costs on an annual basis."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	3Q-20	3Q-19
Revenue	$276,259	$234,793
Compensation expense	$189,654	$151,284
Non-compensation expense	$64,887	$77,013
Pre-Tax Income	$21,718	$6,496
Income Taxes	$6,079	$2,547
Net Income	$15,639	$3,949
Earnings per share (basic)	$1.25	$0.31
Earnings per share (diluted)	$1.19	$0.29
Book Value Per Share	$49.20	$44.27
Tangible Book Value Per Share (1)	$35.61	$30.99

Private Client
Revenue	$141,097	$152,054
Pre-Tax Income	$25,764	$35,251
Assets Under Administration (billions)	$94.3	$87.6

Asset Management
Revenue	$20,632	$18,368
Pre-Tax Income	$6,426	$4,932
Assets Under Management (billions)	$34.5	$30.2

Capital Markets
Revenue	$114,289	$64,068
Pre-Tax Income (Loss)	$19,369	$(6,385)

(1) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Increased revenue of 17.7% due to significantly higher underwriting revenue, large M&A fees, increased institutional equities sales and trading activity, higher retail participation, and higher advisory fees
•Compensation expense increased 25.4% due to higher production, incentive, and deferred compensation costs partially offset by lower share-based compensation costs
•Non-compensation expenses were 15.7% lower primarily due to lower interest, travel and entertainment, and conference costs partially offset by charges related to the refinancing of the Firm's long-term debt
•Book value and tangible book value per share reached record levels at September 30, 2020
•Private Client pre-tax profit margin was 18.3% reflecting strong underlying business fundamentals
•Client assets under administration and under management were both at record levels at September 30, 2020
•The Investment Banking Division had its best ever revenue quarter helping to drive a record revenue quarter for the Capital Markets segment
•The Firm refinanced its outstanding long-term debt during the period which resulted in a one-time charge of $2.8 million. Going forward, the Firm will save $3.3 million in interest costs on an annual basis

Private Client
Private Client reported revenue for the current quarter of $141.1 million, 7.2% lower compared with a year ago due to the impact of lower interest rates. Pre-tax income of $25.8 million in the current quarter resulted in a pre-tax profit margin of 18.3%. Financial advisor headcount declined to 1,010 at the end of the current quarter compared to 1,043 in the prior quarter, although productivity of our financial advisors increased reflecting higher individual production levels.
Revenue:
•Retail commissions increased 6.1% from a year ago as a result of increased volatility and client participation
•Advisory fees increased 8.7% due to higher assets under management at June 30, 2020 compared with June 30, 2019
•Bank deposit sweep income decreased $24.3 million or 84.0% from a year ago due to lower short-term interest rates partially offset by higher average cash sweep balances
•Interest revenue declined 31.4% from a year ago due to lower short-term interest rates partially offset by higher average margin balances
•Other revenue increased 131.0% primarily due to increases in the cash surrender value of company-owned life insurance policies
Total Expenses:
•Compensation expenses increased 5.1% primarily due to increased production and deferred compensation costs partially offset by lower share-based compensation
•Non-compensation expenses decreased 18.3% primarily due to lower interest costs associated with the bank deposit sweep program

('000s, except otherwise indicated)
	3Q-20	3Q-19

Revenue	$141,097	$152,054
Commissions	$48,839	$46,044
Advisory fees	$67,949	$62,510
Bank deposit sweep income	$4,618	$28,894
Interest	$5,940	$8,653
Other	$13,751	$5,953

Total Expenses	$115,333	$116,803
Compensation	$89,562	$85,246
Non-compensation	$25,771	$31,557

Assets Under Administration (billions)	$94.3	$87.6
Cash Sweep Balances (billions)	$6.6	$4.8

Asset Management

Asset Management reported revenue for the current quarter of $20.6 million, 12.3% higher compared with a year ago. Pre-tax income was $6.4 million, an increase of 30.3% compared with a year ago.

Revenue:
•Advisory fee revenue increased 12.3% due to higher assets under management at June 30, 2020 compared with June 30, 2019 and positive net asset flows
Assets under Management (AUM):
▪AUM hit a record level of $34.5 billion at September 30, 2020, which is the basis for advisory fee billings for the fourth quarter of 2020
▪The increase in AUM was comprised of higher asset values of $3.7 billion on existing client holdings and a net contribution of assets of $0.6 billion
Total Expenses:
•Compensation expenses were up 10.2% which was primarily related to increases in incentive compensation
•Non-compensation expenses were up 2.7% when compared to the prior period

('000s, except otherwise indicated)
	3Q-20	3Q-19

Revenue	$20,632	$18,368
Advisory fees	$20,632	$18,368

Total Expenses	$14,206	$13,436
Compensation	$5,997	$5,441
Non-compensation	$8,209	$7,995

AUM (billions)	$34.5	$30.2

Capital Markets
Capital Markets reported revenue for the current quarter of $114.3 million, 78.4% higher compared with a year ago. Pre-Tax income was $19.4 million compared with a pre-tax loss of $6.4 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 193.4% compared with a year ago driven by increased M&A activity and fees associated with a significant number of capital raising transactions completed during the period
•Equities underwriting fees almost tripled compared with a year ago due to higher levels of capital issuances in the equity markets
•Fixed income underwriting fees were up 154.8% primarily driven by public finance issuances during the period
Sales and Trading
•Equities sales and trading increased 29.1% due to continued elevated volatility in the equities markets
•Fixed Income sales and trading decreased 16.3% driven by lower client participation during the period

Total Expenses:
•Compensation expenses increased 70.2% primarily due to increased production and incentive compensation tied to increases in revenue
•Non-compensation expenses were 17.3% lower due to decreased interest costs and reduced costs associated with business travel and entertainment and conferences

('000s)
	3Q-20	3Q-19

Revenue	$114,289	$64,068

Investment Banking	$62,283	$19,239
Advisory fees	$30,706	$10,467
Equities underwriting	$27,969	$7,356
Fixed income underwriting	$3,608	$1,416

Sales and Trading	$51,286	$44,356
Equities	$40,264	$31,189
Fixed income	$11,022	$13,167

Other	$720	$473

Total Expenses	$94,920	$70,453
Compensation	$71,328	$41,913
Non-compensation	$23,592	$28,540

Other Matters

•Shareholders' equity reached a record high of $615.2 million on September 30, 2020
•The Board of Directors announced a quarterly dividend in the amount of $0.12 per share effective for the third quarter of 2020 and payable on November 26, 2020 to holders of Class A non-voting and Class B voting common stock of record on November 12, 2020
•Level 3 assets, comprised of auction rate securities, were $30.7 million as of September 30, 2020
•Compensation expense as a percentage of revenue was higher at 68.7% during the current period versus 64.4% last year due to substantially lower bank deposit sweep income which has no associated compensation costs
•The effective tax rate for the current period was 28.0% compared with 39.2% for the prior period. The elevated tax rate in the prior period was due to losses in foreign jurisdictions without any associated tax benefits
•On September 22, 2020, the Company issued $125 million aggregate principal amount of 5.50% Senior Secured Notes due 2025. The Company used the net proceeds from the offering, along with cash on hand, to redeem in full the remaining $148.6 million of its 6.75% Senior Secured Notes due 2022, and pay all related fees and expenses in relation thereto. The Company incurred charges of $2.8 million during the period associated with redeeming the 6.75% Senior Secured Notes. Going forward, the Firm will save $3.3 million in interest costs on an annual basis

(In millions, except number of shares and per share amounts)
	3Q-20	3Q-19
Capital
Shareholders' equity	$615.2	$566.6
Regulatory Net Capital (1)	$268.7	$230.8
Regulatory Excess Net Capital (1)	$242.9	$214.8

Common Stock Repurchases
Repurchases	$2.0	$2.0
Number of Shares	84,290	76,657
Average Price	$23.28	$26.71

Period End Shares	12,504,092	12,798,368
Effective Tax Rate	28.0%	39.2%

(1) Attributable to Oppenheimer & Co. Inc. broker-dealer

Coronavirus Pandemic ("COVID-19")

The Company continues to monitor the effects of the pandemic both on a national level as well as regionally and locally and is responding accordingly. In addition, we continue to provide frequent communications to clients, employees, and regulators. We have adopted enhanced cleaning practices and other health protocols in our offices, taken measures to significantly restrict non-essential business travel and have practices in place to mandate that employees who may have been exposed to COVID-19, or show any relevant symptoms, self-quarantine. In early March 2020, the Company executed on its Business Continuity Plan whereby the vast majority of our employees began to work remotely with only "essential" employees reporting to our offices. We accomplished this by significantly expanding the use of technology infrastructure that facilitates remote operations. Our ability to avoid significant business disruptions is reliant on the continued ability to have the vast majority of employees work remotely. To date, there have been no significant disruptions to our business or control processes as a result of this dispersion of employees. Recent outbreaks in various states indicate that COVID-19 will continue to impact the economy and, by extension, our business, well into 2021. We currently anticipate that a large number of our employees will continue to work remotely for the indefinite future.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 93 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance including the projected impact of COVID-19 on the Company's business, financial performance, and operating results. The following factors, among others, could cause actual results to vary from the forward-looking statements: the severity and duration of COVID-19; COVID-19's impact on the U.S. and global economies; and Federal, state and local governmental responses to COVID-19. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and Item 1 – Risk Factors in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
REVENUE
Commissions	$92,241	$78,627	17.3	$297,126	$238,932	24.4
Advisory fees	88,595	80,887	9.5	250,740	235,241	6.6
Investment banking	66,245	21,798	203.9	138,159	81,847	68.8
Bank deposit sweep income	4,619	28,894	(84.0)	30,567	94,692	(67.7)
Interest	7,540	12,344	(38.9)	24,650	38,621	(36.2)
Principal transactions, net	7,703	7,606	1.3	18,899	22,089	(14.4)
Other	9,316	4,637	100.9	15,618	26,076	(40.1)
Total revenue	276,259	234,793	17.7	775,759	737,498	5.2
EXPENSES
Compensation and related expenses	189,654	151,284	25.4	526,924	467,422	12.7
Communications and technology	19,474	20,872	(6.7)	60,689	61,457	(1.2)
Occupancy and equipment costs	15,199	16,010	(5.1)	46,611	46,856	(0.5)
Clearing and exchange fees	6,211	5,469	13.6	18,061	16,479	9.6
Interest	3,461	11,531	(70.0)	12,901	37,709	(65.8)
Other	20,542	23,131	(11.2)	55,368	67,636	(18.1)
Total expenses	254,541	228,297	11.5	720,554	697,559	3.3
Pre-Tax Income	21,718	6,496	234.3	55,205	39,939	38.2
Income taxes	6,079	2,547	138.7	14,099	12,421	13.5
Net income	$15,639	$3,949	296.0	$41,106	$27,518	49.4

Earnings per share
Basic	$1.25	$0.31	303.2	$3.24	$2.13	52.1
Diluted	$1.19	$0.29	310.3	$3.12	$1.99	56.8

Weighted average number of common shares outstanding
Basic	12,553,802	12,825,944	(2.1)	12,696,143	12,940,129	(1.9)
Diluted	13,146,586	13,832,994	(5.0)	13,194,434	13,846,139	(4.7)